Exhibit 10.4

EMPLOYMENT AGREEMENT
TERM SHEET (THE “AGREEMENT”)
JOHN RITTER

Mr. John Ritter (the “Executive”) and the United Components, Inc. (the “Company”) agree to the following terms:

Employment Term	This Agreement shall be effective as of April 25, 2003 (the “Effective Date”) and shall terminate on the six month anniversary of the Effective Date (the “Employment Term”), unless otherwise extended at the discretion of the Board of Directors of the Company (the “Board”).

Position and Duties	The Executive shall serve as interim Chief Financial Officer of the Company and shall devote his reasonable best efforts to (a) assist in the arranging, marketing and syndication of the Company’s acquisition financing, (b) lead the integration, development and transition of the Company’s accounting, finance, internal controls, tax, treasury, insurance and benefits functions, (c) work with the Company to develop and implement a strategic plan, (d) recruiting, training and develop a full-time Chief Financial Officer, (e) identify, develop and implement manufacturing cost savings initiatives and (f) such other responsibilities as may reasonably be assigned to him from time to time by the Chief Executive Officer or Board. Executive shall report to Bruce Zorich, Chief Executive Officer, and will be subject to his oversight and direction.

Compensation	•	Base Salary. During the Employment Term, Executive shall earn a monthly base salary in the amount of $33,333.33 (the “Base Salary”). The first payment of such salary (in an amount representing all of such salary accrued by such date) shall be on the earlier to occur of the Closing Date (as defined in the contemplated Stock Purchase Agreement by and among UIS Industries, Inc., UIS, Inc. and the Company) or the six month anniversary of the Effective Date. Thereafter such salary shall be paid in equal installments not less frequently than monthly.

	•	Supplemental Bonus. If determined appropriate by Bruce Zorich, in his sole discretion, in addition to the Base Salary, the Company shall pay Executive a one-time lump sum amount of up to $100,000 (the “Supplemental Bonus”) within ten days after the six month anniversary of the Effective Date, provided, however, unless otherwise stated herein, the Supplemental Bonus shall not be paid if the Employment Term is terminated prior to the six month anniversary of the Effective Date. In addition to any

Supplemental Bonus, if it is jointly determined by the Board and Bruce Zorich, in their sole discretion, that the Executive has provided exceptional services to the Company, the Company may pay Executive such additional amount as the Board and Bruce Zorich deem appropriate.

	•	Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all of his reasonable ordinary and necessary travel, entertainment and other expenses incurred by him during the Employment Term (in accordance with the policies and procedures established by the Company for its Executives) in the performance of his duties hereunder; provided that the Executive shall properly account for such expenses in accordance with the Company’s policies and procedures.

	•	Benefits. The Executive shall be entitled to participate in the employee benefit plans, programs and arrangements sponsored by the Company which are applicable to senior officers of the Company.

	•	Prior Service Credit. If, during the Employment Term, the Company and the Executive enter into a written agreement which expressly supercedes this Agreement, the Company shall recognize the Executive’s service under this Agreement for all purposes (including, eligibility to participate and vesting) under any Company benefit plans, including equity compensation plans, provided that the foregoing shall not apply to the extent it would result in duplication of benefits and shall not apply with respect to benefit accrual under any defined benefit pension plans.

Termination of Employment	•	Termination by the Company. The Company may, at any time prior to the end of the Employment Term, terminate Executive’s employment for any reason by giving Executive two weeks prior written notice of the effective date of such termination. The Company shall (a) in accordance with the otherwise applicable payment schedule, continue to pay to Executive the Base Salary until the earliest of (i) end of the Employment Term, or (ii) the date Executive violates any of the covenants set forth herein, and (b) pay the Executive a lump sum Supplemental Bonus, if any, as determined in accordance with the provisions set forth herein, provided however, that at the end of the Employment Term, the Executive shall be entitled to no further payments hereunder. In addition to any Supplemental Bonus payable upon termination of the Executive’s employment by the Company, if it is jointly determined by the Board and Bruce Zorich, in their sole discretion, that the Executive has provided exceptional services to the Company, the Company may pay Executive such additional amount as the Board and Bruce Zorich deem appropriate.

• Resignation by Executive. In the event that Executive terminates his employment relationship with the Company for any reason, Executive shall be paid his unpaid Base Salary and unreimbursed expenses, in each case as accrued through the date of termination, and the Company shall have no further obligation hereunder from and after the effective date of such termination.

Confidentiality	Executive acknowledges and agrees that all information acquired by Executive from the Company will be considered “confidential” and will not be disclosed by Executive without the prior written consent of the Company. Executive shall execute and abide by the terms and conditions of the Company’s customary confidentiality agreement, the terms and conditions of which are incorporated herein by reference.

Non-Disclosure of Proprietary Information	The Executive agrees, in perpetuity, to maintain in confidence any confidential or proprietary information or trade secrets relating to the Company. Upon expiration of the Employment Term, the Executive agrees to return all correspondence, drawings, materials, documents, and similar items concerning the Company, its clients, products or processes. The Executive may respond to valid subpoena, but agrees to give the Company notice thereof.

Arbitration	Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the covenants contained in this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto.

* * * * *

     Please indicate your agreement with the foregoing terms by executing this Agreement in the space indicated.

Very truly yours,
United Components, Inc.
By:	/s/ Authorized Person .

Its:

ACCEPTED AND AGREED
    /s/ John Ritter    .

John Ritter

UNITED COMPONENTS, INC.
CHAMPION LABORATORIES, INC.

                     June 20, 2003

Mr. John Ritter

Dear John:

     Reference is made to the Employment Agreement Term Sheet, effective as of April 25, 2003, between United Components, Inc. and you (the “Agreement”). We have mutually agreed to amend certain provisions of the Agreement.

     Accordingly, upon confirmation by you of your agreement thereto, the Agreement shall be amended as follows:

     The preamble of the Agreement shall be amended to read in its entirety as follows:

“Mr. John Ritter (the “Executive”), United Components, Inc. (“UCI”), and Champion Laboratories, Inc. (“Champion”) (as the context requires herein, UCI and any of its direct or indirect subsidiaries, including but not limited to the Executive’s employer, Champion, individually or collectively, shall be referred to herein as the “Company”) agree to the following terms:”

     The Section of the Agreement entitled “Employment Term” shall be amended by replacing the reference to the term “the Company” with the term “UCI.”

     The Section of the Agreement entitled “Position and Duties” shall be amended by adding the following sentence to the beginning thereof:

“Champion shall employ the Executive and the Executive shall enter the employ of Champion, for the period set forth herein, in the position set forth herein, and upon the other terms and conditions herein provided.”

     The Section of the Agreement entitled “Position and Duties” shall be amended by replacing the first reference to the term “the Company” with “each entity constituting the Company.”

     Except with respect to the first and the third references to the term “Company”, the Section of the Agreement entitled “Compensation” shall be amended by replacing each reference to the term “the Company” with the term “Champion.”

Mr. John Ritter
June 20, 2003

     The Section of the Agreement entitled “Termination of Employment” shall be amended by replacing the first and second reference to the term “Company” with “Board.”

     The Section of the Agreement entitled “Termination of Employment” shall be amended by replacing the third, fourth, sixth and seventh reference to the term “the Company” with “Champion.”

     Upon your confirmation of your agreement with the amendment to the Agreement set forth above by signing and returning to me the copy of this letter provided herein, such amendment shall take effect immediately.

Very truly yours,

UNITED COMPONENTS, INC.

/s/ Ian Fujiyama .

Ian Fujiyama
Director

CHAMPION LABORATORIES, INC.

/s/ Authorized Person .

Name:

Title:

Confirmed and agreed this

    day of    , 2003

     /s/ John Ritter     .

John Ritter